Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

On March 15, 2017 the Condor Hospitality Trust, Inc., (the “Company”) effected a reverse stock split of its common stock at a ratio of 1-for-6.5. The following discussion, included as Exhibit 99.1 to the is Form 8-K filed September 7, 2017 (the “Form 8-K”) with the Securities and Exchange Commission, updates and supersedes the Management’s Discussion and Analysis of Financial Condition and Results of Operations included as Item 7 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Form 10-K”) to reflect such reverse stock split. This discussion is based primarily on our consolidated financial statements as of December 31, 2016 and 2015, and for the years ended December 31, 2016, 2015 and 2014, and should be read along with our consolidated financial statements and related notes contained elsewhere in the Form 8-K.

Overview

The Company. is a self-administered REIT for federal income tax purposes that specializes in the investment and ownership of high-quality select-service, limited-service, extended stay, and compact full-service hotels. Substantially all of our operations are conducted through Condor Hospitality Limited Partnership, our operating partnership, of which the Company is the sole general partner. As of December 31, 2016, the Company owned 19 hotels, representing 2,047 rooms, in 12 states, including one hotel owned through an 80% interest in an unconsolidated joint venture.

The Company experienced another year of positive transition in 2016 with significant enhancements to its portfolio composition, equity structure, debt profile, and brand. The Company’s new strategy enabled the Company to announce its first common dividend since 2009. The Company declared and paid three consecutive quarterly dividends commencing in the second quarter of 2016. Significant accomplishments for 2016 are summarized as follows:

Portfolio Composition: In 2016, the Company sold 25 legacy hotels generating $61.4 million of gross proceeds. These legacy asset sales were completed in individual transactions at valuations management believes were attractive. The net proceeds were recycled into two acquisitions. In August 2016, the Company closed on a joint venture to acquire the Aloft Atlanta for $43.6 million. In December 2016, the Company acquired the Aloft hotel in Leawood, Kansas for $22.5 million. Both of these assets are representative of the Company’s new investment strategy to acquire high-quality, premium-branded, select-service assets. Subsequent to the close of the year, on January 23, 2017, the Company announced that it had executed an agreement to purchase a portfolio of four Home2 Suites hotels for $73.8 million. The transaction is expected to close in the first quarter of 2017, subject to customary closing conditions.

Equity Structure: On March 16, 2016, the Company closed on a $30.0 million private placement of Series D Preferred Stock, enabling the full redemption, including accrued dividends, of the Series A and Series B Preferred Stock. Simultaneously with the sale and issuance of the Series D Preferred Stock in the $30.0 million private placement, the Company exchanged all of the outstanding Series C Preferred Stock for the new Series D Preferred Stock. Subsequent to December 31, 2016, on February 28, 2017, the holders of all of the outstanding Series D Preferred Stock voluntarily converted to an aggregate of 6,004,957 shares of common stock. At the time of conversion, the Series D holders were granted $9.25 million of newly created Series E Preferred Stock.

Debt Profile: Subsequent to December 31, 2016, on March 1, 2017, the Company closed a new $90.0 million secured revolving credit facility. KeyBank N.A. and The Huntington National Bank serve as the lenders for the revolving credit facility. The new credit facility significantly reduced the Company’s weighted average cost of debt and enabled the refinancing of the substantial majority of 2017 and 2018 maturities. The credit facility also enables the Company to accelerate the closing of acquisitions. Management believes the new facility is a strong indicator of Condor’s credit-worthiness and the confidence of the Company’s banks in the Company’s new strategic direction.

Rebranding: The Company completed a comprehensive rebranding in 2016. The Company launched a new website in March 2016 and revised all reporting materials to reflect the new strategic direction of the Company.

With the aforementioned successes serving as a foundation for future growth, the Company’s management is excited about 2017 and is confident in its ability to achieve the mission of providing attractive total returns in the lodging sector to the Company’s shareholders.

We remain cautiously optimistic on the outlook of the hospitality sector in 2017. The hospitality sector experienced its seventh straight year of positive RevPAR growth in 2016. The expected decline in the pace of RevPAR growth materialized in 2016 and is expected to continue into 2017. Most industry forecasts estimate that U.S. RevPAR will grow at a slower pace in 2017, generally between 2.0%—3.0%. The slower pace of RevPAR growth we believe is primarily driven by concerns on new supply and concerns on slowing economic growth. The Company management believes the sectors and segments it targets will see growth in excess of these estimates. While many primary markets have a large influx of new supply, the markets the Company targets are experiencing less aggressive supply growth. Additionally, the markets the Company targets are less affected, we believe, by alternative lodging platforms like Airbnb than many larger markets. We believe these supply factors, combined with the possibility of continued positive economic growth, should enable our hotels to experience growth in RevPAR in 2017.

We believe that the performance of the hotel industry is strongly correlated with the performance of the macro-economy. The equity markets have so far reacted favorably following the U.S. Presidential election. However, it is unknown if the new administration’s policies will have a positive or negative impact on the economy. Additionally, the continued threat of terrorism and economic and geopolitical turbulence abroad could derail the macro-economy. Barring any major disruption to the U.S. economy, we expect a continued improvement in lodging fundamentals, with a more tepid improvement in lodging fundamentals in 2017 than in 2016. The manner in which the economy continues to grow, if at all, is not predictable and outside of our control. As a result, there can be no assurances that we will be able to grow our hotel revenue, ADR, occupancy, or RevPAR. The Company’s management continually monitors the economic environment and works to adjust its strategy to seek to maximize value and returns to shareholders.

Hotel Property Portfolio Activity

Acquisitions

On August 1, 2016, the Company entered into a joint venture, the Atlanta JV, with Three Wall Capital, or TWC, to acquire a 254-room Aloft hotel in downtown Atlanta, Georgia. The Company accounts for the Atlanta JV under the equity method. The Company owns 80% of the Atlanta JV with TWC owning the remaining 20%. The Atlanta JV is comprised of two companies: Spring Street Hotel Property II LLC, of which Condor Hospitality Limited Partnership indirectly owns an 80% equity interest, and Spring Street Hotel OpCo II LLC, of which our TRS indirectly owns an 80% equity interest. TWC owns the remaining 20% equity interest in these two companies.

On August 22, 2016, the Atlanta JV closed on the acquisition of the Atlanta Aloft hotel for a purchase price of $43.6 million, before working capital and similar adjustments. A summary of this acquisition and its funding as completed by the Atlanta JV is as follows (in thousands):

Hotel	Land	Buildings, improvements, and vehicles	Furniture and equipment	Land option (1)	Total purchase price	Debt originated at acquisition	Net cash
Aloft Atlanta, GA	$13,025	$34,048	$2,667	$(6,190)	$43,550	$33,750	$9,800

(1)	The purchase agreement includes a provision which permits the seller to purchase the surface parking lot north of the hotel exercisable for ten years at less than market price.

The purchase price for the Atlanta Aloft was paid by the Atlanta JV with $9.8 million in cash, of which $7.8 million was contributed by the Company and $2.0 million was contributed by TWC, and $33.8 million of proceeds from a term loan secured by the property. Condor additionally contributed $1.4 million and TWC additionally contributed $0.4 million to the Atlanta JV to cover acquisition costs and to provide working capital to the entity.

On December 14, 2016, we also acquired one wholly-owned hotel, the 156-room Aloft in Leawood, Kansas, or Aloft Leawood, through a single-purpose bankruptcy remote entity 100% owned by Condor Hospitality Limited Partnership. A summary of this acquisition and its funding is as follows (in thousands):

Hotel	Land	Buildings, improvements, and vehicles	Furniture and equipment	Total purchase price	Debt originated at acquisition	Issuance of Condor Hospitality Limited Partnership common units	Net cash
Aloft Leawood, KS	$3,339	$18,046	$1,115	$22,500	$15,925	$50	$6,525

The $22.5 million purchase price was funded with the proceeds of two mortgage loans provided by Great Western Bank totaling $15.9 million, approximately $6.5 million in cash, and the issuance of 213,904 common units in Condor Hospitality Limited Partnership with a value of $50,000.

During 2015, we acquired three wholly-owned premium select-service hotel properties through three single-purpose bankruptcy remote entities 100% owned by Condor Hospitality Limited Partnership from affiliates of Peachtree Hotel Group II, LLC. A summary of these acquisitions and their funding is as follows (in thousands):

Hotel	Acquisition date	Land	Building, improvements, and vehicles	Furniture and equipment	Total purchase price	Assumption of debt	Debt originated at acquisition	Issuance of Condor Hospitality Limited Partnership common units	Net cash
Hotel Indigo Atlanta, GA	10/2/2015	$800	$8,700	$1,500	$11,000	$—	$5,000	$150	$5,850
Marriott Courtyard Jacksonville, FL	10/2/2015	2,100	11,050	850	14,000	—	10,100	150	3,750
SpringHill Suites San Antonio, TX	10/1/2015	1,597	14,353	1,550	17,500	11,220	—	150	6,130

Total		$4,497	$34,103	$3,900	$42,500	$11,220	$15,100	$450	$15,730

The $42.5 million purchase price was funded with the assumption of one loan with an aggregate outstanding principal balance of $11.2 million and two newly originated GE Capital loans (sold to Western Alliance Bank, or WAB, in April 2016) totaling $15.1 million. The remaining $16.2 million was funded with $14.9 million in cash, approximately $0.8 million of borrowings from the Company’s existing credit facility with Great Western Bank, and the issuance of operating units from Condor Hospitality Limited Partnership representing limited partnership interest in that entity. A total of 2,298,879 common units in Condor Hospitality Limited Partnership were issued with a value of $450,000.

There were no hotel acquisitions in 2014.

Additionally, as discussed further in the Subsequent Events footnote to our consolidated financial statements appearing elsewhere in this Form 8-K, on January 23, 2017, the Company executed an agreement to purchase a portfolio of four Home2 Suites hotels for $73.8 million. The portfolio includes the Home2 Suites Memphis / Southaven, the Home2 Suites Austin / Round Rock, the Home2 Suites Lexington University / Medical Center (Kentucky), and the Home2 Suites Tallahassee State Capitol. The closing of these acquisitions is anticipated to occur in the first quarter of 2017, but is subject to customary closing conditions including accuracy of representations and warrants and compliance with covenants and obligations.

Dispositions

Pursuant to our disposition strategy, the following hotel sales were executed in 2016:

Date of sale	Location	Brand	Condor lender	Number of rooms	Gross proceeds (in thousands)
01/04/16	Kirksville, MO	Super 8	Great Western	61	$1,525
01/07/16	Lincoln, NE	Super 8	Great Western	133	2,800
01/08/16	Greenville, SC	Savannah Suites	Western Alliance Bank	170	2,700
03/30/16	Portage, WI	Super 8	Morgan Stanley	61	2,375
04/25/16	O’Neill, NE	Super 8	Morgan Stanley	72	1,725
05/10/16	Culpeper, VA	Quality Inn	Morgan Stanley	49	2,200
05/19/16	Storm Lake, IA	Super 8	Morgan Stanley	59	2,800
05/24/16	Cleveland, TN	Clarion	Morgan Stanley	59	2,231
05/26/16	Coralville, IA	Super 8	Morgan Stanley	84	3,375
05/27/16	Keokuk, IA	Super 8	Morgan Stanley	61	2,153
06/06/16	Chambersburg, PA	Comfort Inn	Morgan Stanley	63	2,150
08/08/16	Pittsburg, KS	Super 8	Morgan Stanley	64	1,620
09/09/16	Mt. Pleasant, IA	Super 8	Morgan Stanley	54	1,850
09/19/16	Danville, KY	Quality Inn	Morgan Stanley	63	2,288
09/26/16	Menomonie, WI	Super 8	Morgan Stanley	81	3,000
10/14/16	Glasgow, KY	Comfort Inn	Western Alliance Bank	60	2,400
11/04/16	Sioux Falls, SD	Days Inn	Western Alliance Bank	86	2,095
11/07/16	Shelby, NC	Comfort Inn	Morgan Stanley	76	4,090
11/17/16	Rocky Mount, VA	Comfort Inn	Morgan Stanley	61	2,160
11/17/16	Farmville, VA	Days Inn	Morgan Stanley	59	2,390
11/18/16	Marion, IN	Comfort Suites	Huntington	62	2,992
11/30/16	Farmville, VA	Comfort Inn	Morgan Stanley	50	2,573
12/05/16	Princeton, WV	Quality Inn	Morgan Stanley	50	2,150
12/21/16	Burlington, IA	Super 8	Morgan Stanley	62	2,860
12/22/16	Atlanta, GA	Savannah Suites	Western Alliance Bank	164	2,925

			Total	1,864	$61,427

Net proceeds, after expenses and debt repayment, totaled $19.2 million in 2016. In 2015, 17 hotels with 1,673 rooms were sold for gross proceeds of $54.7 million, and net proceeds, after expenses and debt repayment, of $25.3 million. In 2014, 13 hotels with 1,265 rooms were sold for gross proceeds of $22.3 million, and net proceeds, after expenses and debt repayment, of $2.6 million.

Based on the criteria discussed in the footnotes to the consolidated financial statements appearing elsewhere in this Form 8-K, as of December 31, 2016, the Company had seven hotels classified as held for sale. At the beginning of 2016, the Company had 16 hotels held for sale and during the year classified an additional 16 hotels as held for sale. Twenty-five of these hotels were sold during 2016. If a hotel is considered held for sale as of the most recent balance sheet date presented or was sold in any period presented, the hotel property and the debt it collateralizes are shown as held for sale in all periods presented.

As discussed in the footnotes to our consolidated financial statements appearing elsewhere in this Form 8-K, as of October 1, 2014 we adopted ASU 2014-08 which changes the criteria for reporting a discontinued operation such that only disposals representing a strategic shift in operations should be presented as discontinued operations subsequent to adoption. As a result of this adoption, only the operations of hotels meeting the criteria to be considered held for sale prior to October 1, 2014 (excluding those subsequently reclassified as held for use), none of which remain unsold at December 31, 2016, are included in discontinued operations for all periods presented as no individual hotel disposition represents a strategic shift that has (or will have) a major effect on our operations or financial results.

Operating Performance Metrics

The following table presents our RevPAR, ADR, and occupancy for our same store operations. The comparisons for same store operations include all of our hotels owned as of December 31, 2016 which were owned throughout the periods presented and exclude the three hotels we acquired in October 2015, the hotel acquired through our Atlanta JV in August 2016, and the hotel acquired in December 2016 (14 hotels included in same store results, seven of which are considered held for use, or HFU, and seven of which are considered held for sale, or HFS). All hotels included in same store operations were owned throughout each of the periods presented. The performance metrics for the five hotels acquired in 2015 and 2016, one of which is owned by a joint venture which is 80% owned by the Company, represent post-acquisition operations only and are separately presented. Performance metrics presented for the hotel owned through our Atlanta JV reflect 100% of the operating results of the property including our interest and the interest of our joint venture partner.

	Year ended December 31,
	2016			2015			2014
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
Same store HFU	65.52%	$83.96	$55.00	67.71%	$82.33	$55.75	67.83%	$76.15	$51.65
Same store HFS	56.93%	70.43	40.10	60.45%	67.84	41.01	68.84%	63.12	43.45

Total same store	61.41%	$77.96	$47.87	64.22%	$75.79	$48.67	68.31%	$69.85	$47.72

October 2015	72.92%	$113.39	$82.68	65.22%	$116.48	$75.97	—	$—	$—
Aloft Atlanta JV	69.87%	$136.97	$95.70	—	$—	$—	—	$—	$—
Aloft Leawood	68.20%	$102.76	$70.08	—	$—	$—	—	$—	$—

In the same store HFU portfolio of hotels, 2016 RevPAR decreased 1.3%, driven by a decrease of 3.2% in occupancy partially offset by an increase of 2.0% in ADR. This decrease in occupancy was driven by market challenges facing these hotels as a result of declines in the oil and gas, rail, and fracking industries as well as renovation interruption at three of these hotels during the 2016. Despite the decrease in occupancy, the Company was able to increase ADR due to continued improvement in the economy and, to a lesser extent, decreases in inventory as a result of the ongoing renovations at certain hotels.

In the same store HFU portfolio of hotels, 2015 RevPAR increased 7.9% from 2014, driven by an increase in ADR of 8.1%. In 2015, the Company focused on increasing ADR in light of an improving economy and increasing leisure and transient travel.

Results of Operations

Comparison of the year ended December 31, 2016 to the year ended December 31, 2015 (in thousands, except per share amounts)

	Year ended December 31,
	2016			2015
	Continuing operations	Discontinued operations	Total	Continuing operations	Discontinued operations	Total	Continuing operations variance
Revenue	$50,647	$6	$50,653	$58,714	$2,923	$61,637	$(8,067)
Hotel and property operations expense	(37,092)	(4)	(37,096)	(43,367)	(1,946)	(45,313)	6,275
Depreciation and amortization expense	(5,190)	—	(5,190)	(5,400)	—	(5,400)	210
General and administrative expense	(5,792)	—	(5,792)	(5,493)	—	(5,493)	(299)
Acquisition and terminated transactions expense	(550)	—	(550)	(684)	—	(684)	134
Terminated equity transactions	—	—	—	(246)	—	(246)	246
Net gain (loss) on disposition of assets	23,132	681	23,813	4,798	2,997	7,795	18,334
Equity in loss of joint venture	(244)	—	(244)	—	—	—	(244)
Net gain on derivatives and convertible debt	6,377	—	6,377	11,578	—	11,578	(5,201)
Other income (expense)	55	—	55	114	—	114	(59)
Interest expense	(4,710)	(5)	(4,715)	(5,522)	(223)	(5,745)	812
Loss on extinguishment of debt	(2,187)	—	(2,187)	(213)	—	(213)	(1,974)
Impairment (loss) recovery	(1,477)	—	(1,477)	(3,829)	121	(3,708)	2,352
Income tax expense	(125)	—	(125)	—	—	—	(125)

Net earnings	$22,844	$678	$23,522	$10,450	$3,872	$14,322	$12,394

Revenue

During 2016, revenue from continuing operations decreased by $8,067 between the periods. Revenue from properties acquired in and subsequent to the fourth quarter of 2015 increased $10,175 and revenue from our other held for use assets remained consistent, decreasing by $129. Revenue from held for sale and sold properties decreased by $18,113 driven by property sales during the periods presented.

Expenses

Hotel and property operations expense from continuing operations decreased by $6,275, driven by declines resulting from sold hotels partially offset by increases related to newly acquired properties. In totality, hotel and operations expenses from continuing operations decreased as a percentage of revenue by 0.6% because of increases in ADR and because the legacy hotels that remain in our portfolio and our recent acquisitions have higher operating margins than the hotels that were sold during the period.

Interest expense and depreciation expense from continuing operations decreased by $812 and $210, respectively, between the periods as a result of a net decrease in the size of the Company’s hotel portfolio and thus its debt levels. Additionally, interest expense was favorably impacted by a decrease in the weighted average interest rate on total debt outstanding between the periods, from 5.31% at December 31, 2015 to 4.86% at December 31, 2016, as a result of debt repaid upon the sale of properties and the lower than average interest rate obtained on the Great Western Bank debt obtained as part of the Leawood Aloft acquisition in December 2016.

The $299 increase in general and administrative expense was driven by increased compensation expense resulting from compensation arrangements put into place with the new management team in 2015 as well as increased professional fees associated with increased business activity in 2016. These increases were partially offset by decreased directors’ and officers’ insurance premiums and decreased employee recruiting costs following significant executive recruiting in 2015.

Acquisition and terminated transaction costs will fluctuate period to period based on our acquisition activities. Acquisition costs typically consist of transfer taxes, legal fees, and other costs associated with acquiring a hotel property as well as transactions that were terminated during the year.

The $246 of terminated equity transactions expense in 2015 consists of charges incurred in the preparation of an exchange offer commenced on August 6, 2015. This offer was withdrawn on September 17, 2015.

Impairment Losses

In 2016, we incurred $1,477 of impairment losses, all of which was included in continuing operations. In 2015, we incurred $3,708 of impairment losses, all of which was included in continuing operations with the exception of net recovery of $121 included in discontinued operations. All impairments recognized in both years related either to hotels held for sale at some point or sold during the year.

Dispositions

In 2016, twenty-four hotels were sold with gains totaling $24,256 and one hotel was sold with no gain as it had been previously impaired. In 2015, eight hotels were sold with gains totaling $7,759 and nine hotels were sold with no gain as they had been previously impaired.

Net Gain on Derivatives and Convertible Debt

The change in net gain on derivatives and convertible debt was driven by the change in fair value of the derivative liabilities for the current year compared to the year ended December 31, 2015. The fair value of the derivative liabilities decreased by an aggregate of $6,680 during 2016 and $11,578 during 2015. The decreases in fair value in both periods was primarily a result of a decrease in the Company’s stock price during the periods, which in turn decreases the value assigned to the conversion feature of the Series C Preferred Stock and the outstanding common stock warrants throughout 2015 and while being marked to market in the first quarter of 2016.

Income Tax Expense

As of both December 31, 2016 and 2015, a full valuation allowance continued to be recorded against the net deferred tax asset due to the uncertainty of realization because of historical operating losses. As such, no income tax expense or benefit was recorded during either year with the exception of amounts totaling $125 for alternative minimum tax recorded in 2016 related to the use of net operating losses during the period. Management believes the combined federal and state income tax rate for the TRS will be approximately 38% and income tax benefit or expense will vary based on the taxable earnings or loss of the TRS.

Comparison of the year ended December 31, 2015 to the year ended December 31, 2014 (in thousands, except per share amounts)

	Year ended December 31,
	2015			2014
	Continuing operations	Discontinued operations	Total	Continuing operations	Discontinued operations	Total	Continuing operations variance
Revenue	$58,714	$2,923	$61,637	$58,799	$13,579	$72,378	$(85)
Hotel and property operations expense	(43,367)	(1,946)	(45,313)	(44,391)	(10,410)	(54,801)	1,024
Depreciation and amortization expense	(5,400)	—	(5,400)	(6,437)	(112)	(6,549)	1,037
General and administrative expense	(5,493)	—	(5,493)	(4,192)	—	(4,192)	(1,301)
Acquisition and terminated transactions expense	(684)	—	(684)	—	—	—	(684)
Terminated equity transactions	(246)	—	(246)	(76)	—	(76)	(170)
Net gain on disposition of assets	4,798	2,997	7,795	(1)	2,751	2,750	4,799
Equity in loss of joint venture	—	—	—	—	—	—	—
Net gain on derivatives and convertible debt	11,578	—	11,578	(14,430)	—	(14,430)	26,008
Other income	114	—	114	116	—	116	(2)
Interest expense	(5,522)	(223)	(5,745)	(7,116)	(1,140)	(8,256)	1,594
Loss on extinguishment of debt	(213)	—	(213)	(158)	(120)	(278)	(55)
Impairment (loss) recovery	(3,829)	121	(3,708)	(1,269)	(1,652)	(2,921)	(2,560)
Income tax expense	—	—	—		—	—	—

Net earnings	$10,450	$3,872	$14,322	$(19,155)	$2,896	$(16,259)	$29,605

Revenue

During 2015, revenue from continuing operations remained stable, decreasing by $85 between the periods. Revenue from properties acquired in the fourth quarter of 2015 totaled $2,611 and revenue from our other held for use assets increased $1,117, largely driven by an improving economy and a mild winter in early 2015 which increased construction and special projects business at our properties. Revenue from held for sale and sold properties included in continuing operations decreased by $3,813 driven by property sales during the periods presented.

Expenses

Hotel and property operations expense from continuing operations decreased by $1,024, driven by declines resulting from sold hotels. The decrease in these expenses outpaced the decrease in revenue because of increases in ADR as discussed above and because the legacy hotels that remained in our portfolio in 2015 and our 2015 acquisitions have higher operating margins than the hotels that were sold during the period.

Interest expense from continuing operations and depreciation expense from continuing operations decreased by $1,594 and $1,037, respectively, between the periods as a result of a net decrease in the size of the Company’s hotel portfolio and thus its debt levels. Additionally, interest expense was favorably impacted by a decrease in the weighted average interest rate on total debt outstanding between the periods, from 6.48% at December 31, 2014 to 5.31% at December 31, 2015, as a result of debt repaid upon the sale of properties and debt refinancings during 2015.

The $1,301 increase in general and administrative expense was driven by increased compensation expense resulting from compensation arrangements put into place with the new management team in 2015 and severance accrued for management who left the Company during the year, as well as recruiting expenses incurred in relation to those transitions. Increased director and officer insurance premiums, increased travel, legal, and professional fees expense resulting from our name change, increased transactional activity during the year, and increased directors’ fees resulting from the increased size of our Board of Directors also contributed to this change.

Acquisition and terminated transaction costs will fluctuate period to period based on our acquisition activities. Acquisition costs typically consist of transfer taxes, legal fees, and other costs associated with acquiring a hotel property as well as expenses incurred related to transactions that were terminated during the year. The increase in these expenses in 2015 was a result of the three acquisitions consummated during the year as well as increased activity by management to review potential future transactions.

The $246 of terminated equity transactions expense in 2015 consists of charges incurred in the preparation of an exchange offer commenced on August 6, 2015. This offer was withdrawn on September 17, 2015.

Impairment (Loss) Recovery

In 2015, we incurred $3,708 of impairment losses, all of which were included in continuing operations with the exception of net recovery of $121 included in discontinued operations. In 2014, we incurred impairment losses totaling $2,921, of which $1,269 was in continuing operations and $1,652 was in discontinued operations. All impairments recognized in both years related either to hotels held for sale at some point or sold during the year.

Dispositions

In 2015, eight hotels were sold with gains totaling $7,759 and nine hotels were sold that had been previously impaired and as such had no gains. In 2014, five hotels were sold with gains totaling $2,749 and eight hotels were sold that had been previously impaired and as such had no gains.

Net Gain (Loss) on Derivatives and Convertible Debt

The change in net gain (loss) on derivatives and convertible debt was driven by the relative changes in derivative value between the years ended December 31, 2015 and 2014. The fair value of the derivative liabilities decreased by an aggregate of $11,578 during 2015 and increased by $14,430 during 2014. The decrease in fair value in 2015 was primarily a result of a decrease in the Company’s stock price in 2015, which in turn decreases the value assigned to the conversion feature of the Series C Preferred Stock and the outstanding common stock warrants. The increase in fair value in 2014 was primarily due to the change in exercise price of the related warrants adjusted downward from $62.40 to $12.48, and to a change in the conversion price of the Series C Preferred Stock from $52.00 to $10.40, the public offering price of the common stock in the Company’s subscription rights offering concluded on June 6, 2014.

Income Tax Expense

As of December 31, 2015 and 2014, a full valuation allowance continued to be recorded against the net deferred tax asset due to the uncertainty of realization because of historical operating losses. As such, no income tax expense or benefit was recorded for the years ended December 31, 2015 or 2014. Management believes the combined federal and state income tax rate for the TRS will be approximately 38% and income tax benefit or expense will vary based on the taxable earnings or loss of the TRS.

Non-GAAP Financial Measures

Non-GAAP financial measures are measures of our historical financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. We report Funds from Operations, or FFO, Adjusted FFO, or AFFO, Earnings Before Interest, Taxes, Depreciation, and Amortization, or EBITDA, Adjusted EBITDA, and Hotel EBITDA as non-GAAP measures that we believe are useful to investors as key measures of our operating results and which management uses to facilitate a periodic evaluation of our operating results relative to those of our peers. Our non-GAAP measures should not be considered as an alternative to U.S. GAAP net earnings as an indication of financial performance or to U.S. GAAP cash flows from operating activities as a measure of liquidity. Additionally, these measures are not indicative of funds available to fund cash needs or our ability to make cash distributions as they have not been adjusted to consider cash requirements for capital expenditures, property acquisitions, debt service obligations, or other commitments.

Funds from Operations (“FFO”) & Adjusted FFO (“AFFO”)

We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net earnings computed in accordance with GAAP, excluding gains or losses from sales of real estate assets, impairment, and the depreciation and amortization of real estate assets. FFO is calculated both for the Company in total and as FFO attributable to common shares and common units, which is FFO excluding preferred stock dividends. AFFO is FFO attributable to common shares and common units adjusted to exclude items we do not believe are representative of the results from our core operations, such as non-cash gains or losses on derivative liabilities and convertible debt and cash charges for acquisition or equity raising costs. All REITs do not calculate FFO and AFFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO and AFFO for similar REITs.

We consider FFO and AFFO to be useful additional measures of performance for an equity REIT because they facilitate an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO and AFFO provide a meaningful indication of our performance.

The following table reconciles net earnings (loss) to FFO and AFFO for the years ended December 31 (in thousands). All amounts presented include both continuing and discontinued operations as well as our portion of the results of our unconsolidated Atlanta JV.

	Year ended December 31,
Reconciliation of Net earnings (loss) to FFO and AFFO	2016	2015	2014
Net earnings (loss)	$23,522	$14,322	$(16,259)
Depreciation and amortization expense	5,190	5,400	6,549
Depreciation and amortization expense from Atlanta JV	377	—	—
Net gain on disposition of assets	(23,813)	(7,795)	(2,750)
Net loss on disposition of assets from Atlanta JV	2	—	—
Impairment loss	1,477	3,708	2,921

FFO	6,755	15,635	(9,539)
Dividends declared and undeclared and in kind dividends deemed on preferred stock	(20,748)	(3,632)	(3,452)

FFO attributable to common shares and common units	$(13,993)	$12,003	$(12,991)
Net (gain) loss on derivatives and convertible debt	(6,377)	(11,578)	14,430
Net loss on derivatives from Atlanta JV	5	—	—
Acquisitions and terminated transactions expense	550	684	—
Acquisition expense from Atlanta JV	239	—	—
Gain on debt conversion	—	—	(88)
Terminated equity transactions expense	—	246	76

AFFO attributable to common shares and common units	$(19,576)	$1,355	$1,427

Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, and Hotel EBITDA

We calculate EBITDA and Adjusted EBITDA by adding back to net earnings certain non-operating expenses and certain non-cash charges which are based on historical cost accounting that we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods. In calculating EBITDA, we add back to net earnings interest expense, loss on debt extinguishment, income tax expense, and depreciation and amortization expense. In calculating Adjusted EBITDA, we adjust EBITDA to add back net gain/loss on disposition of assets, acquisition and terminated transactions expense, and terminated equity transactions expense, which are cash charges. We also add back impairment and gain or loss on derivatives and convertible debt, which are non-cash charges. EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

We believe EBITDA and Adjusted EBITDA to be useful additional measures of our operating performance, excluding the impact of our capital structure (primarily interest expense), our asset base (primarily depreciation and amortization expense), and other items we do not believe are representative of the results from our core operations.

The Company further excludes general and administrative expenses, other non-operating income or expense, and certain hotel and property operations expenses that are not allocated to individual properties in assessing hotel performance (primarily certain general liability and other insurance costs, land lease costs, and office and banking fees) from Adjusted EBITDA to calculate Hotel EBITDA. Hotel EBITDA is similar to the non-GAAP measure of Property Operating Income, or POI, presented in filings prior to the September 30, 2016 Form 10-Q except that Hotel EBITDA also excludes the unallocated hotel and property operations expenses previously included in POI. Hotel EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

Hotel EBITDA is intended to isolate property level operational performance over which the Company’s hotel operators have direct control. We believe Hotel EBITDA is helpful to investors as it better communicates the comparability of our hotels’ operating results for all of the Company’s hotel properties and is used by management to measure the performance of the Company’s hotels and the effectiveness of the operators of the hotels.

The following table reconciles net earnings (loss) to EBITDA, Adjusted EBITDA, and Hotel EBITDA for the years ended December 31 (in thousands). All amounts presented include both continuing and discontinued operations as well as our portion of the results of our unconsolidated Atlanta JV.

	Year ended December 31,
Reconciliation of Net earnings (loss) to EBITDA, Adjusted EBITDA, and Hotel EBITDA	2016	2015	2014
Net earnings (loss)	$23,522	$14,322	$(16,259)
Interest expense	4,715	5,745	8,256
Interest expense from Atlanta JV	618	—	—
Loss on debt extinguishment	2,187	213	278
Income tax expense	125	—	—
Depreciation and amortization expense	5,190	5,400	6,549
Depreciation and amortization expense from Atlanta JV	377	—	—

EBITDA	36,734	25,680	(1,176)
Net gain on disposition of assets	(23,813)	(7,795)	(2,750)
Net loss on disposition of assets from Atlanta JV	2	—	—
Impairment loss	1,477	3,708	2,921
Net (gain) loss on derivatives and convertible debt	(6,377)	(11,578)	14,430
Net loss on derivatives from Atlanta JV	5	—	—
Acquisitions and terminated transactions expense	550	684	—
Acquisition expense from Atlanta JV	239	—	—
Gain on debt conversion	—	—	(88)
Terminated equity transactions expense	—	246	76

Adjusted EBITDA	8,817	10,945	13,413
General and administrative expense	5,792	5,493	4,192
Other income	(55)	(114)	(28)
Unallocated hotel and property operations expense	467	495	319

Hotel EBITDA	$15,021	$16,819	$17,896

Revenue	$50,653	$61,637	$72,378
JV revenue	2,962	—	—

Condor and Atlanta JV revenue	$53,615	$61,637	$72,378

Hotel EBITDA as a percentage of revenue	28%	27%	25%

Liquidity and Capital Resources

Liquidity Requirements

We expect to meet our short-term liquidity requirements through net cash provided by operations, existing cash balances and working capital, short-term borrowings under our revolving credit agreement, and the release of restricted cash upon the satisfaction of usage requirements. At December 31, 2016, the Company had $8.3 million of cash and cash equivalents on hand and $1.2 million of unused availability under its revolving credit agreement. Subsequent to December 31, 2016, on March 1, 2017, we closed on a new $90.0 million secured revolving credit facility. As of March 23, 2017 we have drawn approximately $34.25 million under this new credit facility of which $1.55 million was used to pay a portion of the reserves and costs related entering into this credit facility, and $32.7 million was used to repay outstanding borrowings with Great Western Bank, Western Alliance Bank, Morgan Stanley Mortgage Capital Holdings, Cantor Commercial Real Estate Lending and the Huntington National Bank.

Our short-term liquidity requirements consist primarily of operating expenses and other expenditures directly associated with our hotel properties, recurring maintenance and capital expenditures necessary to maintain our hotels in accordance with brand standards, interest expense and scheduled principal payments on outstanding indebtedness, restricted cash funding obligations, and the payment of dividends in accordance with the REIT requirements of the Code and as required in connection with our Series E Preferred Stock. We presently expect to invest approximately $4.0 million to $5.0 million in capital expenditures related to hotel properties we currently own through March 31, 2018.

To maintain our REIT tax status, we generally must distribute at least 90% of our taxable income to our shareholders annually. In addition, we are subject to a 4% non-deductible excise tax if the actual amount distributed to shareholders in a calendar year is less than a minimum amount specified under the federal income tax laws. We have a general dividend policy of paying out approximately 100% of annual REIT taxable income. The actual amount of any future dividends will be determined by the Board of Directors based on our actual results of operations, economic conditions, capital expenditure requirements, and other factors that the Board of Directors deems relevant.

Our longer-term liquidity requirements consist primarily of the cost of acquiring additional hotel properties, renovations and other capital expenditures that periodically are made related to our hotel properties, and scheduled debt payments, including maturing loans. Possible sources of liquidity to fund debt maturities and acquisitions and to meet other obligations include additional secured or unsecured debt financings, asset sales and proceeds from public or private issuances of debt or equity securities.

Prior to the consideration of any asset sales or our new $90.0 million debt facility obtained subsequent to December 31, 2016, contractual principal payments on our debt outstanding, including normal amortization, totalled $15.8 million through March 31, 2018, including the February 1, 2017 maturity of one of our WAB loans with a balance at December 31, 2016 of $4.8 million, the November 6, 2017 maturity of our Cantor loan with a balance at December 31, 2016 of $5.7 million, the December 1, 2017 maturity of our Morgan Stanley loan with a balance at December 31, 2016 of $0.9 million, and the February 1, 2018 maturity of one of our WAB loans with a balance at December 31, 2016 of $2.8 million. As discussed further in the Subsequent Events footnote of the consolidated financial statements, on January 27, 2017, the WAB loan due February 1, 2017 was extended to February 1, 2018. Subsequently, on March 1, 2017, each of these loans was repaid in full from borrowings under our new $90.0 million secured credit facility that matures on March 1, 2019. Following this refinancing, contractual principal payments on our debt outstanding at December 31, 2016 through March 31, 2018 totaled $1.1 million.

Sources and Uses of Cash

Cash provided by Operating Activities. Our cash provided by operations was $2.7 million, $5.0 million, and $5.5 million for the years ended December 31, 2016, 2015, and 2014, respectively. These changes in operating cash flows were driven by changes in net income, after adjusting for non-cash items, which decreased by $2.0 million in 2016 from 2015 and decreased by $0.9 million in 2015 from 2014. Other changes in operating cash flows between the periods were due to miscellaneous changes in property tax and insurance escrow balances and accounts receivable.

Cash provided by Investing Activities. Our cash provided by investing activities was $21.9 million, $5.4 million, and $17.9 million for the years ended December 31, 2016, 2015, and 2014, respectively. The lower cash flows in 2015 from the other periods presented was primarily a result of differences in the net cash spent on acquisitions and investment in joint venture less cash received from asset sales which, net, totaled $26.9 million in 2016, $10.7 million in 2015, and $21.3 million in 2014.

Cash used in Financing Activities. Our cash used by financing activities was $21.2 million, $5.7 million, and $23.3 million for the years ended December 31, 2016, 2015, and 2014, respectively. This increase in cash flows in 2016 was primarily related to cash received in the first quarter of 2016 related to the Series D Preferred Stock issuance less cash used to redeem the Series A and B Preferred Stock and cash dividends paid on the Series C and Series D Preferred Stock, which together had a net impact to financing cash flows of $5.1 million, as well as decreased net principal payments on long-term and revolving debt of $19.0 million as a result of decreased net revolver activity as well as decreased debt repayments required upon the sale of hotel properties. These increases were partially offset with prepayment penalties of $1.8 million paid in 2016 upon the sale of properties encumbered by certain of the Company’s debt. From 2014 to 2015, debt repayments increased due to increased property sales. However, this increase in debt repayments was offset by increased cash inflows for new debt obtained, including the debt obtained in connection with the 2015 acquisitions which totaled $15.1 million excluding debt assumed.

Outstanding Indebtedness

At December 31, 2016, we had long-term debt of $57.4 million associated with assets held for use with a weighted average term to maturity of 2.9 years and a weighted average interest rate of 4.89%. Of this total, at December 31, 2016, $26.1 million is fixed rate debt with a weighted average term to maturity of 2.8 years and a weighted average interest rate of 4.78% and $31.3 million is variable rate debt with a weighted average term to maturity of 2.9 years and a weighted average interest rate of 4.98%. At December 31, 2015, we had long-term debt of $45.5 million associated with assets held for use with a weighted average term to maturity of 3.3 years and a weighted average interest rate of 4.98%. Of this total, at December 31, 2015, $12.5 million is fixed rate debt with a weighted average term to maturity of 1.6 years and a weighted average interest rate of 5.63% and $33.0 million is variable rate debt with a weighted average term to maturity of 3.9 years and a weighted average interest rate of 4.74%.

Debt is classified as held for sale if the properties collateralizing it are held for sale. Debt associated with assets held for sale is classified in the table below based on its contractual maturity although the balances are expected to be repaid within one year upon the sale of the related hotel properties. Aggregate annual principal payments on debt for the next five years and thereafter are as follows (in thousands):

	Held for sale	Held for use	Total
2017	$1,574	$11,333	$12,907
2018	2,603	12,065	14,668
2019	52	1,120	1,172
2020	1,771	19,199	20,970
2021	—	13,672	13,672

Total	$6,000	$57,389	$63,389

Financial Covenants

The Company’s debt agreements contain requirements as to the maintenance of minimum levels of debt service and fixed charge coverage and required loan-to-value and leverage ratios, and place certain restrictions on dividends. As of December 31, 2016, we were in compliance with our financial covenants.

If we fail to pay our indebtedness when due, fail to comply with covenants or otherwise default on our loans, unless waived, we could incur higher interest rates during the period of such loan defaults, be required to immediately pay our indebtedness, and ultimately lose our hotels through lender foreclosure if we are unable to obtain alternative sources of financing with acceptable terms. Our new $90.0 million secured credit facility contains cross-default provisions which would allow the lender to declare a default and accelerate our indebtedness to them if we default on our other loans and such default would permit that lender to accelerate our indebtedness under any such loan. As of December 31, 2016, we are not in default of any of our loans.

Significant Debt Transactions

During 2016, the Company sold 25 hotel properties for combined gross sales proceeds of $61.4 million. Net proceeds were used to pay off the associated loans totaling $37.6 million, to fund acquisitions, to reduce the balance of the revolving credit facility with Great Western Bank, and for general corporate purposes. These dispositions, as well as adjustments required to remain in compliance with the required debt service ratio, decreased the total availability under the Great Western Bank revolver from $5.7 million at December 31, 2015 to $1.2 million at December 31, 2016.

On December 14, 2016, the purchase of the Aloft Leawood was financed, in part, with the proceeds of mortgage loans provided by Great Western Bank in an aggregate principal amount of $15.9 million. The loans require monthly principal and interest payments based on a 25-year amortization (in the case of the $14.3 million loan) and 7-year amortization (in the case of the $1.6 million loan), with the principal balances due and payable on December 1, 2021. The term of the loans may be extended for an additional two years subject to interest rate adjustments. The loans bear interest at a fixed rate of 4.33% per annum and are non-recourse, as long as a certain pre-dividend debt service coverage ratio is met and with the exception of losses resulting from fraud, theft, and involuntary bankruptcy.

Additionally, as discussed further in the Subsequent Events footnote to the consolidated financial statements appearing elsewhere in this Form 8-K, two significant debt events occurred in early 2017.On January 27, 2017, the WAB loan with a balance of $4.8 million at December 31, 2016 due February 1, 2017 was extended to February 1, 2018. On March 1, 2017, a significant portion of the Company’s debt (including all debt outstanding at December 31, 2016 with the exception of the two variable rate WAB loans and the two fixed rate Great Western Bank loans) was refinanced with borrowings under our new $90.0 million secured credit facility that matures on March 1, 2019. Following this refinancing, contractual debt maturities related to the debt outstanding at December 31, 2016 were as follows:

	Held for sale	Held for use	Total
2017	$—	$916	$916
2018	—	930	930
2019	6,000	27,691	33,691
2020	—	14,180	14,180
2021	—	13,672	13,672

Total	$6,000	$57,389	$63,389

The new credit agreement provides for a $90.0 million senior secured credit facility and includes an accordion feature that would allow the facility to be increased to $400.0 million with additional lender commitments. Availability under the facility is based on a borrowing base formula for the pool of hotel properties securing the facility. As of March 23, 2017, the collateral pool consisted of 14 hotel properties and the availability under the facility is $41.05 million. The facility is guaranteed by the Company and its material subsidiaries that do not have stand-alone financing. Prior to the occurrence of specific capital achievements, borrowings under the facility accrue interest, at the Company’s option, at either LIBOR plus 3.95% or a base rate plus 2.95%. Thereafter, borrowings bear interest based on a leverage-based pricing grid, at the Company’s option, at either LIBOR plus a spread ranging from 2.25% to 3.00% (depending on leverage) or a base rate plus a spread ranging from 1.25% to 2.00% (depending on leverage). The facility matures in two years and has an automatic one-year extension upon the completion of specific capital achievements, subject to certain conditions. The facility has two additional one-year extension options following additional capital achievements, subject to certain conditions. The facility contains customary representations and warranties, covenants and events of default.

On March 1, 2017, the Company borrowed $34.3 million under the new credit facility to repay existing indebtedness and pay reserves costs related to the closing of the facility. The Company anticipates using borrowings under the facility, to fund a portion of the purchase price for three out of the four Home2 Suites hotels currently under contract to be acquired, which will be added to the collateral pool for the facility. Borrowings under the facility can also be used for future acquisitions and general corporate purposes.

Significant Equity Transactions

On March 16, 2016, the Company entered into a series of agreements providing for:

•	the issuance and sale of 3,000,000 shares of Series D Cumulative Preferred Stock in a private transaction to SREP for an aggregate purchase price of $30 million;

•	the exchange of all of the outstanding Series C Preferred Stock plus cumulative accrued and unpaid dividends for 3,245,156 shares of Series D Preferred Stock plus cash dividends of $1.484 million and 6.25% convertible debt of $1.012 million; and

•	the cash redemption of all of the outstanding Series A Preferred Stock and Series B Preferred Stock plus cumulative accrued and unpaid dividends, which was completed on April 15, 2016 for a total redemption price, including related expenses, of $20.167 million.

In connection with these transactions, the Company and SREP entered into a Stock Purchase Agreement, or Stock Purchase Agreement, dated March 16, 2016 pursuant to which Condor issued and sold 3,000,000 shares of Series D Preferred Stock to SREP on March 16, 2016 for an aggregate purchase price of $30.0 million. The Stock Purchase Agreement required that $20.2 million of the purchase price be deposited into an escrow account for the purpose of effecting the redemption of the Series A Preferred Stock and Series B Preferred Stock and that the remaining amount of the purchase price be delivered to Condor.

Simultaneously, the Company entered into an agreement, or Exchange Agreement, with RES pursuant to which all 3,000,000 outstanding shares of Series C Preferred Stock were exchanged for 3,000,000 shares of Series D Preferred Stock. Under the Exchange Agreement, in lieu of payment of accrued and unpaid dividends in the amount of $4.9 million on the Series C Preferred Stock, Condor (a) paid to RES an amount of cash equal to $1.5 million, (b) issued to RES 245,156 shares of Series D Preferred Stock and (c) issued to RES a convertible promissory note, bearing interest at 6.25% per annum, in the principal amount of $1.012 million (such that RES, IRSA, and their affiliates do not beneficially own in excess of 49% of the voting stock of Condor).

Pursuant to the Stock Purchase Agreement, on April 15, 2016, Condor redeemed all of the outstanding Series A and Series B Preferred Stock, in accordance with redemption notices issued on March 16, 2016, as follows:

•	all 803,270 outstanding shares of the Series A Preferred Stock at the redemption price of $10.00 per share plus $2.084940 per share in accrued and unpaid dividends (plus compounded interest) through the redemption date for a total redemption price of $9.7 million; and

•	all 332,500 outstanding shares of the Series B Preferred Stock at the redemption price of $25.00 per share plus $6.354167 per share in accrued and unpaid dividends through the redemption date for a total redemption price of $10.5 million.

The terms of the convertible promissory note issued to RES provide that RES at its option may at any time elect to convert the note, in whole or part, by notice delivered to the Company, into a number of shares of common stock determined by dividing the principal amount of the note to be converted by $10.40. Any time the Series E Preferred Stock is required by its terms to be converted into common stock of the Company, the note will be automatically converted into the number of shares of common stock determined by dividing the principal amount of the note to be converted by $10.40. Any such conversion shall be reduced such that RES, together with its affiliates, does not beneficially own more than 49% of the voting stock of the Company and shall reduce the principal amount of the note proportionally.

The terms of the convertible promissory note and the Series D Preferred Stock are discussed in Note 7, Convertible Debt at Fair Value, and Note 10, Preferred Stock, to our consolidated financial statements appearing elsewhere in this Form 8-K.

Additionally, on January 24, 2017, the Company exchanged 23,160 new warrants, or New Warrants to purchase common stock of the Company for 576,923 warrants (or Old Warrants, see further discussion in Note 10, Preferred Stock, to our consolidated financial statements appearing elsewhere in this Form 8-K) held by RES. The number of New Warrants issued in exchange for the Old Warrants equals the number of shares of common stock issuable upon exercise of the Old Warrants pursuant to a cashless exercise provisions of the Old Warrants. The New Warrants are exercisable for 23,160 shares of common stock, have an exercise price of $.0065 for each common share and expire on January 24, 2019.

As discussed further in the Subsequent Events footnote of our consolidated financial statements appearing elsewhere in this Form 8-K, on February 28, 2017, the holders of the Series D Preferred Stock voluntarily converted all of their shares of Series D Preferred Stock into an aggregate of 6,004,957 shares of common stock at a conversion price of $10.40 per common share pursuant to the terms of the preferred stock. The terms of the Series D Preferred Stock provided for automatic conversion following certain future common stock offerings, and also provided for potential additional payments to the holders depending on the sales price of common stock in the offerings. As a result of the voluntary conversion, the holders are no longer entitled to the potential payments. To induce the holders of the Series D Preferred Stock to voluntarily convert their shares, the Company issued the holders $9.25 million of a new series of preferred stock, the Series E Preferred Stock.

To maintain our REIT tax status, we generally must distribute at least 90% of our taxable income to our shareholders annually. In addition, we are subject to a 4% non-deductible excise tax if the actual amount distributed to shareholders in a calendar year is less than a minimum amount specified under the federal income tax laws. We have a general dividend policy of paying out approximately 100% of annual REIT taxable income. The actual amount of any future dividends will be determined by the board of directors based on our actual results of operations, economic conditions, capital expenditure requirements, and other factors that the Board of Directors deems relevant.

Contractual Obligations

Below is a summary of certain contractual obligations as of December 31, 2016 (in thousands):

		Payments due by period
Contractual obligations	Total	2017	2018-2019	2020-2021	After 2021
Long-term debt including interest (1)	$64,905	$13,788	$16,378	$34,739	$—
Corporate office leases	561	156	297	108	—

Total contractual obligations	$65,466	$13,944	$16,675	$34,847	$—

(1)	Interest rate payments on our variable rate debt have been estimated using interest rates in effect at December 31, 2016

Long-term debt and lease payments above include only amounts related to properties classified as held for use. Future debt payments, including interest, related to the seven held for sale properties that are expected to be sold within the next 12 months totaling $6.4 million and future obligations on one land lease related to a held for sale property totaling $1.8 million are not included in the table above.

We have various standing or renewable contracts with vendors. These contracts are all cancelable with immaterial or no cancellation penalties. Contract terms are generally one year or less. We also have management agreements in place for the management and operation of our hotel properties which requires us to pay management fees to our hotel management companies. See “Our Business and Properties—Business Partners.”

Inflation

We rely on the performance of our hotels to increase revenues to keep pace with inflation. Generally, our hotel operators possess the ability to adjust room rates daily to reflect the effects of inflation. However, competitive pressures may limit the ability of our management companies to raise room rates.

Off Balance Sheet Financing Transactions

We have not entered into any off balance sheet financing transactions.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with U.S. GAAP, which requires management to make estimates and assumptions that effect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances.

Critical accounting policies are those that are both important to the presentation of our financial condition and results of operations and require management’s most difficult, complex, or subjective judgments. We have identified the following principal accounting policies that have a material effect on our consolidated financial statements.

Investment in Hotel Properties

At the time of acquisition, the Company allocates the purchase price of assets to asset classes based on the fair value of the acquired real estate, furniture, fixtures and equipment, and intangible assets, if any, and the fair value of liabilities assumed, including debt. Acquisition date fair values are determined based on replacement costs, appraised values, and estimated fair values using methods similar to those used by independent appraisers including discounted cash flows and capitalization rates. Acquisition costs are expensed as incurred.

The Company’s investments in hotel properties are recorded at cost and are depreciated using the straight-line method over an estimated useful life of 15 to 40 years for buildings and improvements and 3 to 12 years for furniture, fixtures, and equipment.

Development and construction costs of properties in development are capitalized including, where applicable, direct and indirect costs, including real estate taxes and interest costs. Development and construction costs and costs of significant improvements, replacements, or renovations are capitalized while costs of maintenance and repairs are expensed as incurred.

On a quarterly basis, the Company reviews the carrying value of each held for use hotel to determine if certain circumstances, known as triggering events, exist indicating impairment to the carrying value of the hotel or that depreciation periods should be modified. These triggering events include a significant change in the cash flows of or a significant adverse change in the business climate for a hotel. If facts or circumstances support the possibility of impairment, the Company will prepare an estimate of the undiscounted future cash flows, without interest charges, of the specific hotel and determine if the investment in such hotel is recoverable based on these undiscounted future cash flows. If the investment is not recoverable based on this analysis, an impairment charge will be taken, if necessary, to reduce the carrying value of the hotel to the hotel’s fair value.

Investment in Joint Venture

If it is determined that we do not have a controlling interest in a joint venture, either through our financial interest in a variable interest entity, or VIE, or through our voting interest in a voting interest entity, or VOE, and we have the ability to provide significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize our share of net earnings or losses of the affiliate as they occur, with losses limited to the extent of our investment in, advances to, and commitments to the investee. Pursuant to our Atlanta JV agreement, allocations of profits and losses of our Atlanta JV may be allocated disproportionately to nominal ownership percentages due to specified preferred return rate thresholds.

On an annual basis or at interim periods if events and circumstances indicate that the investment may be impaired, the Company reviews the carrying value of its investment in unconsolidated joint venture to determine if circumstances indicate impairment to the carrying value of the investment that is other than temporary. The investment is considered impaired if its estimated fair value is less than the carrying amount of the investment and that impairment is other than temporary.

Assets Held for Sale and Discontinued Operations

A hotel is considered held for sale (a) when a contract for sale is entered into, a substantial, nonrefundable deposit has been committed by the purchaser, and sale is expected to occur within one year, or (b) if management has committed to and is actively engaged in a plan sell the property, the property is available for sale in its current condition, and it is probable the sale will be completed within one year. If a hotel is considered held for sale as of the most recent balance sheet presented or was sold in any period presented, the hotel property and the debt it collateralizes are shown as held for sale in all periods presented.

Depreciation of our hotels is discontinued at the time they are considered held for sale. If the fair value of the held for sale property less costs to sell is lower than the carrying value of the hotel, the Company will record an impairment loss. Impairment losses on held for sale properties may be subsequently recovered up to the amount of the cumulative impairment losses taken while the property is held for sale should future revisions to fair value estimates be required. If active marketing ceases or the property no longer meets the criteria to be classified as held for sale, the property is reclassified to held for use and measured at the lower of its (a) carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held for use, or (b) its fair value at the date of the subsequent decision not to sell.

Historically, we have presented the results of operations of hotel properties that have been sold or considered held for sale as discontinued operations. In April 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update (“ASU”) 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The amendments in ASU 2014-08 change the criteria for reporting a discontinued operation and require new disclosures of both discontinued operations and certain other significant disposals that do not meet the definition of a discontinued operation. Only disposals representing a strategic shift in operations that have a major effect on an entity’s operations and financial results should be presented as discontinued operations subsequent to adoption. The Company adopted the pronouncement on October 1, 2014. As a result of this early adoption, only the operations of hotels meeting the criteria to be considered held for sale prior to October 1, 2014 are included in discontinued operations for all periods presented as no individual hotel disposition represents a strategic shift in operations or has a major effect on our operations or financial results.

Gains on the sale of real estate are recognized when a property is sold, provided that the profit is determinable, meaning that collectability of the sales price is reasonably assured or can be estimated, and that the earnings process is complete, meaning that the seller is not obligated to perform significant activities after the sale in order to earn the profit. If these criteria are not met, the timing of the sale is determined based on various criteria related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, the gain is deferred and the finance, installment, or cost recovery method, as appropriate, is applied until the sales criteria are met. To the extent we sell a property and retain a partial ownership interest in the property, we generally recognize a gain to the extent of the third party ownership interest.

Income Taxes

The Company qualifies and intends to continue to qualify as a REIT under applicable provisions of the Code. In general, under such Code provisions, a trust which has made the required election and, in the taxable year, meets certain requirements and distributes to its shareholders at least 90% of its REIT taxable income, will not be subject to federal income tax to the extent of the income currently distributed to shareholders. If we fail to quality as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will be unable to re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT, unless we satisfy certain relief provisions. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. Except with respect to the TRS, the Company does not believe that it will be liable for significant federal or state income taxes in future years.

A REIT will incur a 100% tax on the net gain derived from any sale or other disposition of property that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We do not believe any of our hotels were held primarily for sale in the ordinary course of our trade or business. However, if the Internal Revenue Service, or IRS, were to successfully assert that we held such hotels primarily for sale in the ordinary course of our business, the gain from such sales could be subject to a 100% prohibited transaction tax.

Taxable income from non-REIT activities managed through the TRS, which is taxed as a C-corporation, is subject to federal, state, and local income taxes. We account for the federal income taxes of our TRS using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities of the TRS and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and projections for future taxable income over the periods in which the remaining deferred tax assets are deductible. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income.

The Company may recognize a tax benefit from an uncertain tax position when it is more-likely-than-not (defined as a likelihood of more than 50%) that the position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on its technical merits. If a tax position does not meet the more-likely-than-not recognition threshold, despite the Company’s belief that its filing position is supportable, the benefit of that tax position is not recognized in the statement of operations. The Company recognizes interest and penalties, as applicable, related to unrecognized tax benefits as a component of income tax expense. The Company recognizes unrecognized tax benefits in the period that the uncertainty is eliminated by either affirmative agreement to the uncertain tax position by the applicable taxing authority or by expiration of the applicable statute of limitations.

New Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The original updated accounting guidance was effective for annual and interim reporting periods in fiscal years beginning after December 15, 2016, however, in July 2015, the FASB approved a one year delay of the effective date to fiscal years beginning after December 15, 2017. As such, the standard will be effective for the Company on January 1, 2018. The standard permits the use of either the retrospective or cumulative effect transition method. The Company has begun to evaluate each of its revenue streams under the new model. Based on preliminary assessments, the Company does not expect the adoption of this guidance to materially affect the amount or timing of revenue recognition for revenues from room, food and beverage, and other hotel level sales. Furthermore, for real estate sales to third parties, primarily a result of disposition of real estate in exchange for cash with few contingencies, we do not expect the standard to significantly impact the recognition of or accounting for these sales.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes most existing lease guidance in U.S. GAAP when it becomes effective. ASU 2016-02 requires, among other changes to the lease accounting guidance, lessees to recognize most leases on-balance sheet via a right of use asset and lease liability and additional qualitative and quantitative disclosures. ASU 2016-02 is effective for the Company for annual periods in fiscal years beginning after December 15, 2019, permits early adoption, and mandates a modified retrospective transition method. The Company is required to adopt ASU 2016-02 on January 1, 2020. The Company is evaluating the effect that ASU 2016-02 will have on its consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions of assets or business combinations. This standard will be effective for annual periods beginning after December 15, 2017, although early adoption is permitted. We are evaluating the effect of ASU 2017-01 on our consolidated financial statements and related disclosures.

Quantitative And Qualitative Disclosures About Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices, and other market changes that effect market-sensitive instruments. At December 31, 2016, our market risk arises primarily from interest rate risk relating to variable rate borrowings and the market risk related to our convertible debt that fair value will fluctuate following changes in the Company’s common stock price or changes in interest rates.

Interest Rate Sensitivity

We seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs by closely monitoring our variable rate debt and converting such debt to fixed rates when we deem such conversion advantageous. From time to time, we may enter into interest rate swap agreements or other interest rate hedging agreements. At December 31, 2016, we have an interest rate swap in place which effectively locks the variable interest rate on our Huntington Bank debt (balance of $7.4 million) at 4.13% and an interest rate cap in place which caps the 30-day LIBOR interest rate on our Latitude debt (December 31, 2016 balance of $11.1 million) at 1.0%. We do not intend to enter into derivative or interest rate transactions for speculative purposes.

The table below provides information about financial instruments that are sensitive to changes in interest rates. The table presents scheduled maturities, including the amortization of principal and related weighted-average interest rates for the debt maturing in each specified period, excluding $6.0 million of debt related to hotel properties held for sale (dollars in thousands):

	2017	2018	2019	2020	2021	Total
Fixed rate debt	$10,700	$545	$569	$593	$13,672	$26,079
Average fixed interest rate	5.44%	4.33%	4.33%	4.33%	4.33%	4.78%
Variable rate debt	$633	$11,520	$551	$18,606	$—	$31,310
Average variable interest rate	4.53%	6.86%	3.87%	3.87%	—%	4.98%
Total debt	$11,333	$12,065	$1,120	$19,199	$13,672	$57,389
Total average interest rate	5.39%	6.74%	4.10%	3.88%	4.33%	4.89%

At December 31, 2016, approximately 54.9% of our outstanding debt, excluding debt related to hotel properties held for sale, is subject to fixed interest rates or effectively locked with an interest rate swap, while 45.1% of our debt is subject to floating rates. Assuming no increase in the level of our variable debt outstanding at December 31, 2016 and after giving effect to our interest rate swap, if interest rates increased by 1.0% our cash flow related to hotel properties held for use would decrease by approximately $0.3 million per year.